Exhibit 5.1

Letterhead of Lowenstein Sandler LLP

August 4, 2015

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Re: Registration Statement on Form S-8

I.D. Systems, Inc. 2015 Equity Compensation Plan

Ladies and Gentlemen:

We have acted as special counsel to I.D. Systems, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 1,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the I.D. Systems, Inc. 2015 Equity Compensation Plan (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 24, 1999, as amended (the “Certificate of Incorporation”), the Restated Bylaws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement (or will validly amend the Certificate of Incorporation, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof). We further assume that all Shares issued will be issued in accordance with the terms of the Plan. For purposes of this opinion, we have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Based upon such examination and review, we are of the opinion that the Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Plan, be legally issued, fully paid and non-assessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), in each case, as in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP